Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-171434 on Form S-8 of our reports dated March 31, 2015, relating to the consolidated financial statements of Xueda Education Group, its subsidiaries, its variable interest entity (the “VIE”) and VIE’s subsidiaries and schools (collectively, the “Group”) and financial statement schedule of Xueda Education Group, and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Xueda Education Group for the year ended December 31, 2014.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

March 31, 2015